Exhibit 99.1

NEW FRONTIER ENERGY, INC.
1789 W. Littleton Blvd, Littleton, CO 80120

TEL: 303-730-9994
FAX: 303-730-9985
www.nfeinc.com

July 7, 2008

Dear Shareholder:

Since I began my position as Chairman and CEO of New Frontier Energy I have enjoyed being a part of the steady progress our company has achieved over the past four years. I would like to take this opportunity to thank our shareholders for their continued support. I believe each of us has been given a unique opportunity to be part of an exciting energy company.

The purpose of my letter is fourfold. First, to summarize the accomplishments our management team has achieved over the last four years. Second, to outline my vision of the long-term goals for the company, third, to review the immediate near term goals I believe will allow NFEI shareholders to achieve much greater success in the year ahead and finally I will discuss why I am extremely BULLISH on our company stock.

When I accepted the challenge to lead New Frontier Energy in June of 2004 the company had $80,000 in the bank, over $750,000 of debt, and eight potentially productive coal bed methane wells. There was no pipeline or gathering system in place to transport gas to market and accordingly no cash flow from operations, Today, I am proud to share the accomplishments we have made to date:

•	Transformed the Slater Dome Field acreage from a non-producing prospect into a core producing asset with 15.6 BCF in proved reserves net to NFEI’s interest.
•	Established estimated future cash flow from the proven reserves discounted at 10% to be approximately $25.6 million; a twofold increase from last year and a fourfold increase from February 28, 2006.
•	Connected our wells to an 18 mile gathering line connecting the Slater Dome Field to the Questar tap in Baggs, Wyoming, allowing the Company to commence gas production in June 2005.
•	Doubled NFEI’s working interest to 66% and became operator at the Slater Dome Field in December 2006.
•	Achieved a five-fold increase in gas production to currently producing approximately 1.4 million cubic feet per day from the field by drilling additional wells, reworking existing wells and increasing compression capacity during the 2007 drilling program.
•	Entered into a Farmout Agreement whereby the Company has the right to acquire between a 74% and 99% working interest and become the operator of Focus Ranch Unit consisting of 36,800 gross and 30,500 net acres adjacent to the southeastern portion of the Slater Dome Field.

•	Increased acreage position at the Slater Dome Field from the initial 17,300 gross acres to over 38,800 gross acres, adding 21,500 net acres to the field.
•	Acquired 9,800 gross, 6,800 net acres in the Denver Julesburg Basin for an oil and gas exploration program scheduled to begin in 2008.
•	Raised $30 million in capital to fund corporate development. o Increased proved reserves every year since establishing production.

The 2007 drilling program confirmed the presence of CBM coal seams and shallow gas sands across a large area of the Slater Dome acreage. Also, we completed additional seismic work that identifies the existence of potentially productive larger conventional targets underneath our existing shallow production. This year we intend to execute the Slater Dome development program by drilling seismically defined deeper conventional targets underneath proven shallow reserves thereby allowing us to mitigate the risk of additional exploration. We believe this strategy has the potential to significantly increase production, cash flow and reserve totals for the long-term.

Our long-term goals include:

•	Build an asset rich, cash flow positive company that will obtain higher valuations in the market place, increasing corporate opportunity and continued growth.
•	Increase production, cash flow and reserve value by drilling proven shallow unconventional targets and large deeper conventional targets.
•	Acquire prospective acreage to build lease positions at the Slater Dome Field and the Denver Julesburg Basin.
•	Expand Slater Dome gathering line infrastructure as additional wells are completed with the goal of filling the gathering line to capacity, thereby maximizing the asset value of the gathering line.
•	Endeavor to be one of the most environmentally sensitive natural gas companies in the industry. We take our role as environmental steward seriously and believe that oil and gas exploration companies bare an extreme responsibility to the land, the landowners and the environment. Whenever possible we plan to meet or exceed current environmental regulations, laws and guidelines.
•	Qualify for a listing on the American Stock Exchange thereby raising corporate visibility and enhancing stock tradability.

How do we plan to achieve these goals? We intend to achieve them through the same diligent workman like effort we have practiced in the past by executing the corporate business plan one step at a time.

This year our immediate goals are to:

•	Increase cash flow, reserve totals and production capacity by drilling and completing Coal Bed Methane (CBM) zones, and additional shallow conventional sand zones targeted in this year’s drilling program.

•	Increase production and reserves by drilling deeper higher risk higher return targets that could dramatically increase the Company’s valuation based on reserves, cash flow, and acreage.
•	Continue testing the existing wells on the Focus Ranch Unit.
•	Begin the exploration and production program in the Denver Julesburg Basin.
•	Evaluate new exploration areas and potential production acquisition opportunities that will increase the asset base of the company.

As you can see, our management team has carefully laid a foundation to achieve near-term as well as long-term growth. Our primary focus in the 2007 drilling program was to expand the reserve base in order to achieve maximum cash flow by drilling proven undeveloped locations identified in the 2007 reserve report. As a result the Company increased its potential cash flow from proven reserves 109% to $25.6 million. Also, an independent petroleum engineering firm estimated total proved reserves of 15.6 BCF net to New Frontier Energy’s interest based on 61 well locations as of February 2008. That’s an increase of 28%. In addition, we increased our proved developed reserves by 1.84 BCF, an 84% increase. While we welcomed the increase in reserves, keep in mind the SEC standards does not account for the reserves associated with three wells drilled in the 2007 program that are not currently connected to the gathering system. The SEC does not allow us to include these reserves in our current report until they demonstrate actual economic production.

The following table illustrates the changes between our last two fiscal years.

	02/29/08 BCF	02/28/07 BCF	Change	%
Proved Developed	4.03	2.19	1.84	84%
Proved undeveloped	11.54	9.93	1.61	16%

Total Proved Reserves	15.56	12.11	3.45	28%

Finally, let me outline the reasons I am extremely bullish on NFEI stock.

•	We have drilled wells from the 2007 drilling program that are still in the process of being completed and hooked into the gathering system.
•	We own or have the right to acquire a significant acreage position, over 90,000 gross and 74,000 net acres (including the Focus Ranch Unit).
•	We have identified potentially up to 500 CBM well sites to drill at the Slater Dome Field which are considered low risk with a potential 20 to 25 year reserve life.
•	Drilling has proven the existence of 6 potential coal sections; Upper and Lower Iles, Williams Fork, Almond, Pioneer and Darling coal seams throughout the Slater Dome Field as well as multiple conventional sands.
•	Our finding costs at the Slater Dome Field are less than $0.75 per MCF and our lease operating expense per MCF have decreased 56% in the first quarter when compared with costs per MCF for the year ended February 29, 2008, and we expect that trend to continue.

•	Through our seismic program we have identified several potentially productive Niobrara and Frontier formations for the expansion of our exploration program.
•	Initial testing on the well drilled at the Focus Ranch Unit showed potential gas flows in excess of 1.2 million cubic feet per day. The testing was preliminary and we have to do additional work to further evaluate that well; however it is our belief that the Focus Ranch Unit will be commercially productive.
•	We have leased 9,800 gross acres in the Denver Julesburg Basin with 10 seismically defined drill sites.
•	The average gross production from the Slater Dome Field approximated 1.4 million cubic per day in May, up one million cubic feet per day from our year ended February 29, 2008‘s average production of 400,000 cubic feet per day.
•	Since the Rockies Express pipeline opened to Mexico, Missouri in January 2008, Rocky Mountain gas prices have increased. We are now receiving approximately 75% of Henry Hub/NIMEX compared with an average of 50% prior to January 2008. The Rockies Express will be completed to eastern Ohio in January 2009 adding additional takeaway capacity for Rocky Mountain gas.

As a fellow shareholder in New Frontier Energy, I would like to express that my co-workers and I are extremely excited at this point in our corporate development. I have a great deal of confidence that our management team will continue to diligently execute our fundamental business strategy to build core assets and increase cash flow. It is my steadfast belief that if we continue to execute our business plan, increased shareholder value will be reflected in the marketplace.

There is a wealth of information on our website, www.nfeinc.com, so please visit us often for corporate updates. If you are not on the NFEI shareholder e-mail list already, you can submit contact information in the website investor section. I also encourage you to contact our investor relations representative, Bill Conboy at BC Capital Partners at 303-415-2290 or bill@bccapitalpartners.com.

I would like to close by relating some of the values my parents instilled in me throughout my life. My parents expressed to me that if one endeavors to work hard, employs dogged persistence, maintains a positive attitude, practices right actions toward their fellow human beings and strives for a clear vision of their plan they will enjoy a great deal of success. Rest assured that this process continues daily in the office of New Frontier Energy and I am certain that our company and our shareholders will enjoy a great deal of success in the years to come.

Sincerely,

/s/ Paul G. Laird
Paul G. Laird
Chairman & CEO